UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report

September 1, 2016

(Date of earliest event reported)

Callon Petroleum Company

(Exact name of registrant as specified in its charter)

Delaware	001-14039	64-0844345
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

200 North Canal St.

Natchez, Mississippi 39120

(Address of principal executive offices, including zip code)

(601) 442-1601

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

Plymouth Purchase Agreement

On September 1, 2016, Callon Petroleum Operating Company (“CPOC”), a wholly owned subsidiary of Callon Petroleum Company (“Callon” or the “Company”), entered into a purchase and sale agreement (the “Plymouth Purchase Agreement”) with Plymouth Petroleum, LLC (the “Seller”) for the purchase of certain oil and gas producing properties and undeveloped acreage in the Midland Basin (the “Plymouth Acquisition”) for total consideration of $327 million in cash (the “Consideration”), subject to customary purchase price adjustments in accordance with the Plymouth Purchase Agreement. In connection with the execution of the Plymouth Purchase Agreement, CPOC has agreed to pay a deposit in the amount of $32.7 million (the “Deposit”) to a third party escrow agent within one business day of the date of the Plymouth Purchase Agreement.

Upon closing of the Plymouth Acquisition, the Company will assume operatorship of over 90% of the acquired acreage and own an estimated 82% average working interest (62% average net revenue interest).

Consummation of the Plymouth Acquisition is subject to the completion of customary due diligence and various conditions, including, among others (1) the accuracy of the representations and warranties of the parties as of the closing date, (2) the performance of various covenants and agreements of the parties through the closing date, (3) the execution of certain ancillary documents, (4) limitation on the net sum of all purchase price adjustments made pursuant to the Plymouth Purchase Agreement, and (5) other customary closing conditions. The Plymouth Acquisition is expected to close on or before October 20, 2016.

The Plymouth Purchase Agreement contains certain termination rights for CPOC and the Seller, including (i) if the closing has not occurred on or prior to November 21, 2016 through no fault of the terminating party; and (ii) if any of the conditions to closing specified in the Plymouth Purchase Agreement are not satisfied by the closing date through no fault of the terminating party.

If the Seller terminates the Plymouth Purchase Agreement because CPOC has failed to satisfy conditions to closing through no fault of the Seller and the conditions to closing of CPOC have been satisfied or waived, Seller is entitled to either retain the Deposit as liquidated damages as its sole remedy or enforce specific performance. Similarly, if CPOC terminates the Plymouth Purchase Agreement because the Seller has failed to satisfy conditions to closing through no fault of CPOC and the conditions to closing of Seller have been satisfied or waived, CPOC is entitled to either the return of the Deposit as liquidated damages as its sole remedy or enforce specific performance.

The foregoing description of the Plymouth Purchase Agreement is qualified in its entirety by reference to the text of the Plymouth Purchase Agreement, which is filed herewith as Exhibit 2.1 to this Report and is incorporated in this Report by reference.

Section 7 – Regulation FD

Item 7.01. Regulation FD Disclosure.

Press Release

On September 6, 2016, the Company issued a press release, attached as Exhibit 99.1, announcing the acquisition described above. A copy of the press release is furnished as Exhibit 99.1 hereto and is incorporated herein by reference.

Website Presentation

The Company has posted on its website, as of September 6, 2016, a presentation that includes additional information on the pending transaction. The presentation, entitled “Acquisition Overview” may be found by navigating our website at: www.callon.com, selecting “Investors” then “Events & Presentations.”

The information set forth in this Item 7.01 and in the attached Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Section 8 – Other Events

Item 8.01 Other Events.

As previously disclosed in its Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on April 19, 2016, May 31, 2016 and August 4, 2016, the Company acquired 17,298 gross (14,089 net) acres primarily located in Howard County, Texas from BSM Energy LP, Crux Energy LP and Zaniah Energy LP for a total purchase price of $329.6 million, subject to customary purchase price adjustments, with an effective date of May 1, 2016 (the “Big Star Acquisition”).

This Report provides unaudited pro forma consolidated statements of operations for the Company as of June 30, 2016 for the Big Star Acquisition. This Report should be read in connection with the Current Reports on Form 8-K filed on April 19, 2016, May 31, 2016 and August 4, 2016, which provide a more complete description of the Big Star Acquisition.

Section 9 – Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(a)	Pro Forma Financial Information

Unaudited Pro Forma Consolidated Statements of Operations of the Company for the three and six months ended June 30, 2016, attached hereto as Exhibit 99.2.

(d)	Exhibits

Exhibit Number	Title of Document

2.1	Purchase and Sale Agreement between Plymouth Petroleum, LLC, as Seller and CPOC, as Purchaser, dated September 1, 2016#

99.1	Press release dated September 6, 2016 announcing the Plymouth Acquisition

99.2	Unaudited Pro Forma Statements of Operations

#	Exhibits and Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish a supplemental copy of any such omitted Exhibit or Schedule to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Callon Petroleum Company (Registrant)

September 6, 2016	By: /s/ Joseph C. Gatto, Jr.
Joseph C. Gatto, Jr.
President, Chief Financial Officer, and Treasurer

Exhibit Index

Exhibit Number	Title of Document

2.1	Purchase and Sale Agreement between Plymouth Petroleum, LLC, as Seller and CPOC, as Purchaser, dated September 1, 2016#

99.1	Press release dated September 6, 2016 announcing the Plymouth Acquisition

99.2	Unaudited Pro Forma Statements of Operations

#	Exhibits and Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish a supplemental copy of any such omitted Exhibit or Schedule to the Securities and Exchange Commission upon request.